Exhibit 4.10

CONSENT OF FRASER MILNER CASGRAIN LLP

April 13, 2010

We hereby consent to the reference to our name and opinions contained under the headings “Legal Matters” and “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated April 13, 2010 made by Osisko Mining Corporation to the holders of Common Shares of Brett Resources Inc. included in the Registration Statement on Form F-8 dated the date hereof relating to the registration of common shares of Osisko Mining Corporation.

/s/ Fraser Milner Casgrain LLP
Fraser Milner Casgrain LLP